Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Nukkleus Inc.,

We hereby consent to the use of our report dated December 29, 2021, with respect to the consolidated financial statements of Nukkleus Inc. and its subsidiaries, for the years ended September 30, 2021 and 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

April 13, 2022